UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2020 (October 31, 2020)

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value, $0.001 per share	NWBO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On May 20, 2020, Northwest Biotherapeutics, Inc. (the “Company”) reported in a Form 8-K that 233 million warrants and options to purchase shares of the Company’s common stock had expired, would expire, or had been suspended through November 1, 2020. The Company has recently received questions concerning the status of those 233 million warrants and options and so provides the following updates:

Of the 233 million total, 62 million were warrants that had expired in May 2020 or were due to expire in June 2020. Approximately all 62 million such warrants have expired as of November 2020.

The remaining 171 million were warrants and options held by a group of significant long-term shareholders and the Company’s CEO, Linda Powers. The exercise of these 171 million warrants and options was previously suspended through November 1, 2020 as reported by the Company in May 2020. Approximately 157 million of those 171 million warrants and options have now been suspended through December 15, 2020.

Furthermore, the holders have agreed to suspend the exercise of approximately 21 million additional warrants through December 15, 2020 for a total of approximately 178 million new suspensions.

Consequently, approximately 274 million warrants and options are now suspended through December 15, 2020: the 178 million warrants and options as reported here plus approximately 96 million warrants suspended earlier in connection with new share purchases.

In consideration for the forgoing suspensions, the Company has agreed to extend the term of each suspended warrant by 45 days and issue approximately 5 million warrants to the holders of the 178 million suspended warrants and options.

No material number of warrants has expired since June 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: November 2, 2020	By:	/s/ Linda Powers
Name: Linda Powers
Title: Chief Executive Officer and Chairman